                              BRE PROPERTIES, INC.

                 EXHIBIT 11--COMPUTATION OF EARNINGS PER SHARE

STATEMENT OF EARNINGS PER SHARE

    AVERAGE SHARES OUTSTANDING ARE COMPUTED BY ADDING THE SHARES OUTSTANDING AT EACH MONTH END AND DIVIDING THAT RESULT BY THE NUMBER OF MONTHS ELAPSED IN THE YEAR-TO-DATE PERIOD. (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE).


                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
PRIMARY EARNINGS PER SHARE:
  Net income before gain (loss) on sales of investments (a)......................  $  37,014  $  23,789  $  22,566
  Weighted average number of shares outstanding..................................     30,520     21,905     21,840
  Computation....................................................................  $    1.21  $    1.09  $    1.03
  Net gain (loss) on sales of investments and provision for possible investment
    loss (a).....................................................................  $  52,825  ($  1,779) $   1,646
  Computation....................................................................  $    1.73  $    (.08) $     .08
  Net Income.....................................................................  $  89,839  $  22,010  $  24,212
  EARNINGS PER SHARE (a).........................................................  $    2.94  $    1.01  $    1.11

ADDITIONAL PRIMARY COMPUTATION:
  Net Income.....................................................................  $  89,839  $  22,010  $  24,212
  Weighted average number of shares outstanding..................................     30,520     21,905     21,840
  Additional adjustment for the dilutive effect of outstanding options (as
    determined by the application of the treasury stock method)..................        267         26         27
                                                                                   ---------  ---------  ---------
  Weighted average number of shares outstanding, as adjusted.....................     30,787     21,931     21,867
  Primary earnings per share, as adjusted (b)....................................  $    2.92  $    1.00  $    1.11
FULLY DILUTED EARNINGS PER SHARE
  Net Income.....................................................................  $  89,839  $  22,010  $  24,212
  Weighted average number of shares outstanding..................................     30,520     21,905     21,840
  Additional adjustment for the dilutive effect of outstanding options (as
    determined by the application of the treasury stock method)..................        471         89         30
                                                                                   ---------  ---------  ---------
  Weighted average number of shares outstanding, as adjusted.....................     30,991     21,994     21,870
  Fully diluted earnings per share, as adjusted (b)..............................  $    2.90  $    1.00  $    1.11


------------------------

(a) These amounts agree with the related amounts in the Statements of Income.

(b) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.